                                                                    EXHIBIT 99.1


                          PHOENIX FOOTWEAR GROUP, INC.
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

                            PHOENIX FOOTWEAR COMMENTS
                    ON DISSENTING STOCKHOLDER LAWSUIT RULING

CARLSBAD, CALIFORNIA, JUNE 3, 2003 - Phoenix Footwear Group, Inc. (AMEX: PXG) announced today it has received a decision from the Superior Court in Penobscot County, Maine regarding the dissenting stockholders suit associated with Phoenix Footwear's March 2000 acquisition of the Penobscot Shoe Company.

The Court determined dissenting stockholders are entitled to $15.87 per common share, or $4.12 more per share than the amount Phoenix Footwear paid at the time of the acquisition. Additionally, the ruling granted interest to the dissenting stockholders of approximately $700,000. Since the filing of the lawsuit, Phoenix Footwear has maintained a reserve to cover the estimated settlement costs of this litigation. As of March 29, 2003, this reserve amounted to $2.1 million, which included approximately $300,000 in accrued interest, as compared to the $3.1 million judgement.

As a result of this ruling, the Company expects to record a pre-tax non-operating charge of $400,000 to $500,000 during the second quarter ended June 28, 2003. The Company stated that it has ample liquidity to satisfy this judgement, including $1.2 million in cash and the full availability of its $11.0 million credit facility.

The Company further stated that it is reviewing all of its available options, including an appeal of this judgement.

ABOUT PHOENIX FOOTWEAR GROUP, INC.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets casual and dress footwear. The Company's premium footwear brands include the Trotters(R) and SoftWalk(R) lines. The Company was ranked by Footwear News as the fastest growing footwear firm during the three-year period of 1999 to year-end 2001. Phoenix Footwear Group, Inc is traded on the American Stock Exchange under the symbol PXG.

CONTACTS:

Kenneth Wolf
Chief Financial Officer
Phoenix Footwear Group, Inc.
(760) 602-9688
or
Todd St.Onge
Brainerd Communicators, Inc.
(212) 986-6667